SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act 1934

Date of Report (Date of earliest event reported): September 26, 2011

Coronado Biosciences, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

Delaware	000-54463	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 New England Executive Park, Burlington, Massachusetts		01803
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 238-6621

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2011, Noah D. Beerman joined our company as Executive Vice President and Chief Operating Officer. Mr. Beerman (age 49), who has been a consultant to our company since May 2011, served as President and Chief Executive Officer and a director of RXi Pharmaceuticals Corporation from November 2009 until April 2011. Prior thereto, he spent more than 10 years at Indevus Pharmaceuticals, Inc. serving most recently as Executive Vice President, Chief Business Officer from September 2004 until the sale of the company to Endo Pharmaceuticals, Inc. in 2009.

We have entered into an employment agreement with Mr. Beerman that provides for a base salary of $325,000 and an annual discretionary bonus of up to 45% of his base salary upon the attainment of certain financial, clinical development and/or business milestones to be established annually by our board of directors or compensation committee. In addition, the employment agreement provides for milestone payments to Mr. Beerman contingent upon our achievement of specified market capitalization levels. The employment agreement is terminable by either party at any time. In the event of termination by us without cause or by Mr. Beerman for good reason, as those terms are defined in the agreement, he is entitled to six months’ severance (or one year if such termination is within six months of a change of control transaction).

In connection with the commencement of his employment, we granted Mr. Beerman ten-year options under our 2007 Stock Incentive Plan to purchase 225,000 shares of our common stock at an exercise price of $2.95 per share. The options vest in three equal annual installments commencing one year from the date of grant.

The employment agreement is attached to this Current Report on Form 8-K as Exhibit 10.30 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.30 Employment Agreement, dated September 26, 2011, by and between the Registrant and Noah D. Beerman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO BIOSCIENCES, INC.

By:	/s/ Bobby W. Sandage
Name: Bobby W. Sandage, Jr.
Title: President and Chief Executive Officer

Dated: September 26, 2011